                       SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.   20549


                                    FORM  8-K


                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):     April 7, 1994

                         CENTRAL POWER AND LIGHT COMPANY
             (Exact name of registrant as specified in its charter)

                                      TEXAS
                 (State or other jurisdiction of incorporation)

           0-346                                                74-0550600
(Commission File Number)                                   (IRS Employer
                                                            Identification No.)

                 539 N. Carancahua, Corpus Christi, Texas, 78401
              (Address of principal executive offices)  (zip code)

                                 (512) 881-5300
              (Registrant's telephone number, including area code)

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Item 5.  Other Events

CPL Rate Cases

     New Developments
        A scheduling and procedural settlement agreement (Agreement) between Central Power and Light Company (Company) and the other parties to rate proceedings primarily related to the South Texas Project (STP) Electric Generating Station outage was approved April 1, 1994 by a Public Utility Commission of Texas (Texas Commission) administrative law judge. The Agreement allows the Company more time to prepare a rate case defending its rates as reasonable and its earnings as being within established regulatory guidelines. The Agreement will move the filing deadline for the rate case from April 11, 1994 to July 1, 1994 and the start of the hearings from June 8, 1994 to October 31, 1994.

       The Agreement was reached in connection with rate litigation initiated by several parties seeking to reduce rates due to the STP outage. Both generating units of STP were shut down in February 1993. Unit 1 has restarted and is proceeding with power-ascension testing at 90 percent power. Unit 2 is in the early stages of the restart process, having been reloaded with fuel, and is scheduled to restart in late May 1994.

        The parties also agreed that the Company's existing rates will remain in effect until the Texas Commission's final order in the case. The other parties thus agreed not to pursue lower interim rates in an interim rate proceeding. As part of the Agreement, the Company agreed that any reductions in rates, if any are implemented as a result of the rate case, would be effective retroactive to June 15, 1994. The Company also agreed not to seek a base rate increase in the proceeding. The rate case will be based on a test year ending September 30, 1993.

        The Company expects that a Texas Commission decision will occur near the end of the first quarter of 1995.

        The Agreement, filed with the Texas Commission March 31, 1994, was executed by the Company and each of the eight parties to the proceedings. The eight parties are: a group of 11 cities in the Company's service area (Cities), the Texas Commission General Counsel, the Office of Public Utility Counsel
(OPUC), Texas Industrial Energy Consumers, the Lower Colorado River Authority, Occidental Chemical Corporation, the H.E. Butt Grocery Company and James O. Bryant, a Company customer.

    Background
        During December 1993 and January 1994, several of the Cities which together account for approximately 40% of the Company's base revenues, exercised their rights to require the Company to file rate cases to determine if its rates
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are  fair, just and reasonable.  The Cities informed the Company that this  rate review  was  precipitated by the outage at STP, leading the Cities  to  question
whether  STP  should continue to be included in the Company's rate  base.    The
governing bodies of these Cities have original jurisdiction over rates only within their incorporated limits.

       In February and March 1994, certain Cities passed resolutions ordering the Company to reduce rates by amounts ranging from $73 million to $137 million, if applied on a total company basis. The rate reductions are based on removal of a portion of STP costs from base rates. The orders only affect the rates of customers who take service within these Cities' limits. The Company has appealed all of these actions, and intends to timely appeal any others to the Texas Commission, which has authority to stay their effectiveness.

        Similar challenges to the Company's rates were filed with the Texas Commission by OPUC, the Texas Commission General Counsel, and affected customers (collectively Customer Cases). In its complaint, OPUC has alleged the Company is overearning by amounts ranging from $16 million to $214 million, if applied on a total company basis, based on a range of returns on common equity, removal of the investment in STP Unit 2 from rate base and certain other matters. The Texas Commission has exclusive original jurisdiction over the rates and services of the Company in the areas outside municipal limits of cities who retain original jurisdiction.

         On March 25, 1994, a Texas Commission administrative law judge consolidated the Company's appeals of the Cities Cases with the Customer Cases filed at the Texas Commission.

        The Company contends that both units of STP belong in rate base because STP Unit 1 has returned to service and STP Unit 2 should soon return to service and because of the long-term benefits nuclear generation provides to customers. There are no Texas Commission precedents addressing the removal of a nuclear plant from rate base. The Company's base rates were last set in 1990. Based on inclusion of both units of STP in rate base, the Company believes it is not collecting excessive revenues, even when considering market rates of return on common equity that are generally lower than they were in 1990 when base rates were last set. If the Company ultimately is unsuccessful in maintaining rates at their current level, the Company could experience a material adverse effect on its results of operations or financial condition.

        Management cannot predict the ultimate outcome of these rate filings, although management believes that their ultimate resolution will not have a material adverse effect on the Company's results of operations or financial condition.

        See the Company's annual report on Form 10-K for the year ended December 31, 1993, for additional information relating to STP and regulation and rates.
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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                               CENTRAL POWER AND LIGHT COMPANY


Date:  April 7, 1994

                                               By:  DAVID P. SARTIN
                                                    David P. Sartin
                                                    Controller, Secretary and
                                                    Chief Accounting Officer